CUSIP No.	244331302	13D	Page	27	of	27 Pages
Exhibit 5
MEMBERS OF GROUP
Commercial Industrial Finance Corp.
CIFC Parent Holdings LLC
Charlesbank CIFC Holdings, LLC
Charlesbank Equity Fund V, Limited Partnership
Charlesbank Equity Fund VI, Limited Partnership
CB Offshore Equity Fund VI, L.P.
Charlesbank Coinvestment Partners, Limited Partnership
Charlesbank Equity Coinvestment Fund VI, Limited Partnership
Charlesbank Capital Partners, LLC